Exhibit 10.1

Willis

Susan A. Sztuka-Gunn
Group Human Resources Director
212.915.8781
susan.gunn@willis.com

June 17, 2010

Strictly Personal & Confidential

Mr. Michael K. Neborak
16 Greenlawn Road
Katonah, NY  10536

Dear Michael:

We are delighted to offer you the position of Chief Financial Officer of Willis Group Holdings Public Limited Company (the “Company”).  All terms and conditions contained within this offer of employment are subject to the approval of the Company’s Board of Directors and such Board’s Compensation Committee.  In this role, you will report to the Company’s Chairman and Chief Executive Officer, Joseph J. Plumeri, and you will be an Executive Officer and Executive Committee member of the Company.  Your employing entity will be Willis North America Inc. (which is referred to hereafter as “Willis”) and your physical office will be located in New York, New York.  Unless otherwise mutually agreed, your employment will commence on July 6, 2010.  To accept this offer, please sign this letter where indicated below and return one copy of this letter at your earliest convenience.

This offer is contingent upon satisfactory results with respect to:

  An executive officer background check;
  A standard drug screening test (arrangement details to be provided separately); and
  Professional references.

This offer is also conditioned upon your execution of a Willis Employment Agreement.  For your convenience, a copy of the agreement you will be asked to sign is enclosed for your review.  This document does not promise employment for a specified period -- either you or Willis may terminate the relationship at any time, subject to the notice requirements of the Employment Agreement.

Compensation and benefits:  While in Willis’ employ and provided that you sign and return this letter and your Willis Employment Agreement on or before date of hire, you will receive compensation and benefits as described below:

1.

Base Salary: Your salary will be $ 41,666.67 per month (less applicable withholdings), which is equivalent to $500,000.04 on a per annum basis. You will be eligible for an annual salary review to be performed at the time Willis normally conducts annual salary reviews. Your compensation and benefits may be adjusted, in accordance with the Willis’s normal compensation and benefits administration procedures, upon your annual review or from time to time.

2.

Annual Incentive Plan ("AIP"): You will participate in the Willis AIP under which you may become eligible to receive an annual award. Your annual AIP award will have a target value equal to 100% of your per annum base salary (your actual AIP award may be more or less than such target value), with the final determination of the amount of any AIP award distribution to rest in the discretion of the Willis and the Company. Further provided that, the AIP award which you will receive for your contributions in year 2010 will be guaranteed at target of five hundred thousand dollars ($500,000) and paid to you at the same time that Executive Officer AIP awards are distributed, generally in March 2011 (i.e., subject to your continuous employment with Willis following your date of hire by Willis up to and including the date that Willis would normally pay such AIP award during March 2011). Any AIP award distribution to you may be made, in whole or in part, in the form of (i) restricted stock units of Willis Group Holdings plc or other instruments (including, but not limited to, other forms of security instruments), any and or all of which may be a form of deferred compensation and/or subject to vesting schedules and/or (ii) a restricted cash payment that is subject to a vesting schedule and/or repayment obligation under such circumstances as Willis may specify. Each of the foregoing forms of compensation will be subject to such other terms and conditions as Willis specifies, in accordance with Willis’s usual compensation practices and procedures. Your participation in the AIP shall be subject to the AIP’s usual terms and conditions (as may be modified from time to time), including (i) you must be in the active employ of Willis at the time that any AIP award is normally paid in order to be eligible to receive such AIP award and (ii) AIP distributions will be subject to applicable withholdings.

3.

Annual Equity Participation: You will be eligible to participate in the Willis Partners Plan (the “WPP”) subject to the terms of the Company’s share and option plans, as may be amended from time to time. Your target annual equity grant award will be equal to one million dollars ($1,000,000). If granted, any equity award to you will be made at the same time as all other similarly situated executives receive their annual equity grant. The next expected grant date will be May 2011.

4.

Sign On Equity Award: Subject to the approval of the Company’s Board Compensation Committee, on the first trading day of the month immediately following the commencement of your employment (the “Grant Date”), you will be granted an equity award (the “Sign On Equity Award”) with a total fair market value as of the Grant Date of approximately five hundred thousand dollars ($500,000). The Sign On Equity Award will be comprised of both time vested restricted stock units and performance restricted stock units, to be allocated as follows: (i) two hundred and fifty thousand dollars ($250,000) in time vested restricted stock units (the “Time RSU Award”), the value of said award to be determined by the closing share price on the Grant Date; and (ii) two hundred and fifty thousand dollars ($250,000) in performance restricted stock units (the “Performance RSU Award”), the value of said award to be determined by the closing share price on the Grant Date. The Performance RSU Award will be earned subject to the achievement of the associated performance targets. Provided you are employed by Willis on each of the anniversary dates set forth below and subject to the performance targets being hit, where applicable, the Sign On Equity Award will vest as follows:

Time RSU Award

• 33% on the 1st anniversary of the Grant Date
• 33% on the 2nd anniversary of the Grant Date
• 34% on the 3rd anniversary of the Grant Date

Performance RSU Award (if earned)

• 33% on the 1st anniversary of the Grant Date
• 33% on the 2nd anniversary of the Grant Date
• 34% on the 3rd anniversary of the Grant Date

Additional materials describing terms and conditions of the Sign On Equity Awards, including performance targets, will be provided to you under separate cover following the Grant Date -- such materials will include acceptance forms which you will need to execute to accept the Sign On Equity Awards. If you do not sign and return the acceptance forms within the prescribed time limit, Willis and/or the Company may, in their respective discretion, cancel the Sign On Equity Awards.

5.

Termination without Cause: If your employment is terminated by Willis without “Cause” (as defined below), you will thereafter receive severance pay equivalent to twelve (12) months’ base salary (less applicable withholdings) to be paid over twelve (12) months, in semi-monthly installments.

All other compensation and other benefits shall cease following such employment termination (except for any accrued salary due with respect to service provided prior to employment termination and except for any accrued and vested pension benefits, if any, or other vested benefits, if any, payable in the future). If you ever become eligible to receive any severance payments described in this offer letter, you agree that (i) such severance payments will be subject to discontinuance at the Company’s and/or Willis’s discretion if you should violate the terms of any surviving restrictive covenants as set forth in your Employment Agreement with Willis and (ii) your acceptance of any such payments shall constitute your knowing and voluntary waiver of any right or claim to receive severance benefits from Willis (or any of its affiliates) pursuant to any severance benefit plan (if any) that Willis (or any of its affiliates) may, at the time of your employment termination, maintain.

“Cause” for purposes of employment termination by Willis is defined as (i) your gross and/or chronic neglect of your duties, (ii) your conviction of a felony or misdemeanor involving moral turpitude, (iii) material willful dishonesty, embezzlement, fraud or other material willful misconduct by you in connection with your employment, (iv) the issuance of any final order for your removal as an associate of Willis by any state or federal regulatory agency, (v) your violation of the restrictive covenant provisions contained in your Employment Agreement with Willis or other agreement with the Company and/or Willis, (vi) your material breach of any material duty owed to the Company and/or Willis, including, without limitation, the duty of loyalty, (vii) your material breach of any of your other material obligations under your Employment Agreement with Willis or other agreement with the Company and/or Willis, (viii) any material breach of the Company’s/Willis’s Code of Ethics by you, (ix) your failure to achieve reasonable performance goals as specified by Willis or the Company, or (x) your failure to maintain any insurance or other license necessary to the performance of the duties of your position. Cause shall not exist unless the Willis first provides you with written notice of such alleged Cause, including specifying with particularity the conduct that is the basis for such alleged Cause, and shall have provided you a period of no less than 30 days in which to cure such Cause, if curable[1]. Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position. You will not be entitled to severance pay of any type from Willis following employment termination for Cause.

Anything herein or elsewhere to the contrary notwithstanding, in the event of a Change of Control[2] all of your earned and unvested restricted stock units and options in Willis Group Holdings plc shares shall immediately vest.

6.

General Benefits: You will be allowed to participate in those employee benefit programs which are generally made available by Willis to its associates, in accordance with and subject to the normal terms and conditions of those programs. A summary of Willis’s employee benefit programs will be provided for your review.

7.

Vacation: You will be allowed to accrue (in accordance with and subject to the Willis’s vacation accrual policy) five (5) weeks of vacation per year, until such time as Willis policy allows you to accrue more than that number of weeks’ vacation per year.

8.

Application of Section 409A. Notwithstanding anything to the contrary in the foregoing provisions, if Willis determines[3] that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ( “Section 409A”) and if you become eligible under the terms and conditions of this letter agreement to receive a payment from Willis or the Company after your employment has ended, then, as and if required by Section 409A, any such payment otherwise payable under this letter agreement following your employment separation, if any, shall be issued (as and if applicable) on or within 30 days following the first business day of the seventh month following your “separation from service” within the meaning of Section 409A.

1 Both you and Willis acknowledge and agree that it is possible for certain types of conduct which can give rise to Cause to be of such a severe and serious nature that the Cause cannot be cured.  In such event, Wills will be under no obligation to provide you with a reasonable period in which to cure the conduct which gave rise to Cause.
2 “Change in Control” shall be defined as set forth in the relevant option plan, restricted stock unit plan, option agreement and/or restricted stock unit agreement.
3 As determined in accordance with the methodology established by Willis as in effect on the date of termination.

It is Willis’ strict policy that no associate bring or use any confidential materials, proprietary materials or property (including, but not limited to, files, computer diskettes or other documentation or property) belonging to that person’s prior employer(s).  By signing below, you acknowledge that you understand this policy and will comply with it.

Willis has assembled some of the best professionals in the insurance brokerage industry.  We are convinced that your experience and expertise will help us maintain and enhance our reputation.  We look forward to having you join the Willis team!

Sincerely,

/s/ Susan Sztuka-Gunn

Susan Sztuka-Gunn
Group Director of Human Resources

I, Michael K. Neborak, hereby agree to accept employment pursuant to the terms and conditions set forth above:

/s/ M. K. Neborak

SIGNATURE

Date:  June 22, 2010

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 6th day of July 2010 between Willis North America Inc. (”Employer”) and Michael K. Neborak (”Employee”).

 In consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        Employment, Compensation and Benefits. Employer will pay Employee such compensation and benefits as are set forth in the offer letter attached as Exhibit A. Such compensation and benefits may be changed by Employer pursuant to its normal compensation and benefit review procedures or from time to time.

2.        Confidential Information and Work for Hire.

a.  Employer shall provide Employee with access to nonpublic Employer/Willis4 information to the extent reasonably necessary to the performance of Employee’s job duties. Employee acknowledges that all non-public information (including, but not limited to, information regarding Employer’s clients), owned or possessed by Employer/Willis (collectively, “Confidential Information”) constitutes a valuable, special and unique asset of the business of Employer/Willis. Employee shall not, during or after the period of his/her employment with Employer (i) disclose, in whole or in part, such Confidential Information to any third party without the consent of Employer or (ii) use any such Confidential Information for his/her own purposes or for the benefit of any third party.  These restrictions shall not apply to any information in the public domain provided that Employee was not responsible, directly or indirectly, for such information entering the public domain without the Employer’s consent. Upon termination of Employee’s employment hereunder, Employee shall promptly return to Employer all Employer/Willis materials, information and other property (including all files, computer discs and manuals) as may then be in Employee’s possession or control.

b.  Any work prepared by Employee as an employee of Employer including written and/or electronic reports and other documents and materials shall be “work for hire” and shall be the exclusive property of the Employer.  If, and to the extent that, any rights to such work do not vest in Employer automatically, by operation of law, Employee shall be deemed to hereby unconditionally and irrevocably assign to Employer all rights to such work and Employee shall cooperate fully with Employer’s efforts to establish and protect its rights to such work.

3.        Employee Loyalty, Non-competition and Non-solicitation.  Employee understands that Employee owes a duty of loyalty to Employer and, while in Employer’s employ, shall devote Employee’s entire business time and best good faith efforts to the furtherance of Employer’s legitimate business interests.  All business activity participated in by Employee as an employee of Employer shall be undertaken solely for the benefit of Employer.  Employee shall have no right to share in any commission or fee resulting from such business activity other than the compensation referred to in paragraph 1.  While this Agreement is in effect and for a period of two years following termination of Employee’s employment with Employer, Employee shall not, within the “Territories” described below:

a.  directly or indirectly solicit, accept, or perform, other than on Employer’s behalf, insurance brokerage, insurance agency, risk management, claims administration, consulting or other business performed by the Employer/Willis from or with respect to (i) clients of Employer/Willis with whom Employee had business contact or provided services to, either alone or with others, while employed by either Employer or any affiliate of Employer and, further provided, such clients were clients of Employer/Willis either on the date of termination of Employee’s employment with Employer or within twelve (12) months prior to such termination (the “Restricted Clients”) and (ii) active prospective clients of Employer/Willis with whom Employee had business contacts regarding the business of the Employer/Willis within six (6) months prior to termination of Employee’s employment with Employer (the “Restricted Prospects”).

4  All references in this Employment Agreement to “Employer/Willis” shall be understood to refer to Employer and/or Employer’s parent companies and other affiliates, as well as their successors and assigns.

b. directly or indirectly (i) solicit any employee of Employer/Willis (“Protected Employees”) to work for Employee or any third party, including any competitor (whether an individual or a competing company) of Employer/Willis or (ii) induce any such employee of Employer/Willis to leave the employ of Employer/Willis. Notwithstanding the foregoing (and as an exception to the foregoing terms of this paragraph 3.b.), Protected Employees will not include  Illena McComiskey, should she become employed by Employer or by any of its affiliates  (i.e., that administrative assistant with whom you worked prior to becoming employed with  Employer).

For purposes of this paragraph 3, “Territories” shall refer to those counties where the Restricted Clients, Restricted Prospects, or Protected Employees of Employer/Willis are present and available for solicitation.

4.        Term and Termination.  This Agreement shall commence upon the effective date first set forth above and shall continue until terminated (i) by either party, with or without cause, upon ninety calendar days’ prior written notice, (ii) immediately by Employer upon any willful misconduct or material breach by Employee of this Agreement, or (iii) immediately upon the Employee’s death or disability (as disability is defined in Employer’s Long Term Disability Benefits Plan).  If this Agreement is terminated by either party on ninety days’ prior written notice pursuant to this paragraph 4, Employee shall remain an employee of Employer through the effective date of such termination, subject to all of the rights and obligations of an employee during such period, and Employee’s employment hereunder shall terminate at the end of the notice period. At its sole option, Employer may elect to direct Employee not to report to work and/or enter Employer’s office premises or otherwise perform certain services during such ninety day notice period, and Employee shall comply with any such direction.  During such ninety day notice period, Employer shall pay Employee the base salary due Employee during the notice period in accordance with its normal payroll practices. Paragraphs 2, 3, 5 and 7 shall survive termination of this Agreement.

5.        Mandatory Binding Arbitration.  Except for a claim beginning with a request for injunctive relief brought by Employer or Employee, Employer and Employee agree that any dispute arising either under this Agreement or from the employment relationship shall be resolved by arbitration – it is understood that disputes arising either under this Agreement  or from the employment relationship shall be understood to include, but not be limited to, any and all disputes  concerning any claim by the Employee against the Employer/Willis concerning or  relating to (i) alleged illegal discrimination against the Employee in the terms and conditions of employment (including but not limited to any claim of alleged illegal discrimination on the basis of  race, color, religion, sex, gender,  national origin, age, physical disability and/or mental disability), (ii) alleged public policy violations, (iii) alleged wrongful employment termination and/or (iv) any other disputes arising from or in connection with the employment relationship.   Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute. The party invoking arbitration shall notify the other party in writing (the “Written Notice”).  The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator.  If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator.  The arbitration shall be (i) conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, (ii) held at a location reasonably convenient to that office of the Employer at which the Employee had most recently been assigned and (iii) completed within six months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified. The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes. The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction.  To the extent permitted by applicable law, each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally.  Nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law.

6.        Representations and Warranties.  Employee represents and warrants:

a. except as specifically provided by Employee to Employer in writing, Employee is not subject to either an agreement with any former employer or otherwise or any court order, judgment or decree which places restrictions on Employee’s business activities and that if employee is subject to any of the foregoing, Employee will, by the earlier of the commencement date of employment or execution of the Agreement provide Employer with a copy of such agreement, order, judgment, or decree; and

b.   Employee has reviewed and will abide by the Employer/Willis Code of Ethics.

7.        Miscellaneous.  This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements and understandings regarding the subject matter herein.  This Agreement may only be modified by a written instrument signed by both parties. If any term of this Agreement is rendered invalid or unenforceable by judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Except for notices by Employer to Employee which Employer chooses to hand deliver to Employee, any notices given pursuant to this Agreement shall be sent by first class US postal service or overnight courier service to the addresses set forth below (or, to the then current address of a party, with both parties agreeing to promptly provide the other party with written notice of any change in address). This Agreement shall be governed by the law of the state in which Employee is assigned a regular office location by Employer, without giving effect to that state’s conflicts of law principles.  The waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of that party’s rights upon any subsequent breach.  This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Employee and the successors and assigns of Employer. Should Employee be transferred or reassigned from Employer to a parent company or affiliate of Employer, this Agreement shall be deemed to be automatically assigned by Employer to such new employer.  Employee’s acceptance of Employee’s first payment of compensation from such new employer shall be deemed as Employee’s acknowledgement of (i) such assignment and (ii) the continuation of Employee’s employment pursuant to the terms and conditions of this Agreement. Monetary damages may not be an adequate remedy for Employee’s breach of paragraphs 2 or 3 of this Agreement and Employer may, in addition to recovering legal damages (including lost commissions and fees), proceed in equity to enjoin Employee from violating any of the provisions. Upon the commencement by the Employee of employment with any third party, during the two (2) year period following termination of employment hereunder, the Employee shall promptly inform such new employer of the substance of paragraphs 2 and 3 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to become effective as of the date first above written.

EMPLOYEE:  Michael K. Neborak

____________________________________

Date:  _______________________________

Address:

EMPLOYER:  Willis North America Inc.
One World Financial Center
200 Liberty Street
New York, NY 10281-1003

BY:_________________________________

TITLE:______________________________

EXHIBIT A
OFFER LETTER

[Attach copy of signed offer letter]